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                                                                  Exhibit 5

                             STOCK OPTION AGREEMENT

     This Agreement is made as of September 30, 1998, by and among PARADIGM GROUP, L.L.C. (the "Holder") and Care Corporation, Limited, a British Virgin Islands company ("Care").

                                    RECITALS

     WHEREAS, Care is the owner of 2,500,000 common shares and its affiliates own another 2,897,306 common shares of voting stock of Cover-All
Technologies, Inc. ("COVR" or the "Corporation"), a New Jersey corporation (such common shares being hereinafter referred to as the "Common Stock");

     WHEREAS, the Holder has loaned Care money in accordance with the September 30, 1998 "CONVERTIBLE PROMISSORY NOTE" (the "Note"), attached hereto and made a part hereof;

     WHEREAS, the terms of the Note require that Care grant Holder an option to acquire shares of Common Stock;

     WHEREAS, Care is willing to grant to the Holder the option to purchase Common Stock subject to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual promises of the parties to each other and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. RECITALS INCORPORATED. The preceding recitals are herewith incorporated into and made a part of this Agreement.

2. GRANT OF STOCK OPTION. In further consideration of the advance by the Holder to or on behalf of Care pursuant to the Note, and as an inducement therefor, Care does hereby grant to Holder an Option to acquire 52,857 shares of Common Stock (the "Option").

3. OPTION PURCHASE PRICE. The purchase price ("Purchase Price") for the Option shall be $0, the consideration for same being the loan pursuant to the Note.

4.   OPTION EXERCISE PRICE.  The Option exercise price (the "Exercise
Price"), to acquire the Common Stock shall be $1.42 per share for 30,714 shares of Common Stock, and $1.29 per share for 22,143 shares of Common Stock.

5. TIME AND METHOD OF EXERCISE. The Option is exercisable by the Holder, in whole and not in part, beginning on the date of this Agreement. The Holder may exercise the Option by providing written notice to Care and tendering the full Exercise Price to Care by cashier's check.

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Upon receipt of the notice and the Exercise Price, Care shall promptly tender a certificate or certificates evidencing a sufficient number of shares of Common Stock to COVR's transfer agent and cause the transfer agent to issue in the name of and deliver to Holder a certificate or certificates evidencing the number of shares of Common Stock subject to the Option. The certificate(s) issued in the name of Holder shall bear the same restrictive legends set forth on the certificate(s) tendered by Care.

6. TERM. The option granted herein shall expire on midnight September 30, 2000.

7.   SECURITIES LAWS.

     7.1 The rights granted hereunder, in accordance with this Option and the underlying shares of Common Stock into which the Option is exercisable have not been registered under the Securities Act of 1933, as amended (the "Act") or under applicable state securities laws. Care shall use its best efforts to register the underlying shares of Common Stock for resale upon the same terms and conditions as set forth in Section 1.7 of the Note, which is incorporated herein by reference as if fully set forth herein.

     7.2 Holder recognizes that an investment in COVR involves substantial risks. Holder has been given the opportunity to ask questions and receive answers concerning the terms and conditions of the purchase, COVR, Care and the businesses of each.

     7.3 The Option hereunder is transferrable only pursuant to: (i) a public offering registered under the Act; (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule in force) if such rule is available after the applicable holding period; or
          (iii) any other legally available means of transfer.

     7.4 There is no public market for the Option and there can be no assurance that such public market will develop in the future or that Holder will be able to sell or dispose of the Option. Moreover, no assignment, sale, transfer, exchange or other disposition of the Option can be made other than in accordance with the restrictions on transferability set forth above.

     7.5 Holder understands and agrees that the following restrictions and limitations are applicable to this purchase and any resale or other transfer Holder may make of the Option:

          (i) A legend in substantially the following form may be placed on any certificates evidencing the Option:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

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                 AS AMENDED OR UNDER ANY STATE SECURITIES LAW.  THE SECURITIES
                 HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AS AMENDED AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

          (ii) Stop transfer instructions may be instituted with respect to the Option so as to restrict resale or other transfer thereof in accordance herewith and the provisions of the legend set forth in subparagraph (i) above.

          (iii) The legend and stop transfer instructions described in the above subparagraphs way be placed on any new certificates issued upon presentment by Holder of certificates for the Option for transfer.

8. REPRESENTATIONS AND WARRANTIES OF CARE. Care hereby represents and warrants to Holder as follows:

     8.1 ORGANIZATION, REGISTRATION, AND CORPORATE POWER. To the best of Care's knowledge, COVR is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey. To the best of Care's knowledge, COVR has full corporate power and authority to carry on the business in which it is engaged.

     8.2 TITLE. Care owns all right, title, and interest in and to the shares of Common Stock into which the Option is exercisable, free and clear of all liens, claims, charges, security interests, options, encumbrances, or restrictions whatsoever, except for a pledge to COVR of the shares of Common Stock held by Care pursuant to that certain Pledge Agreement, dated as of March 31, 1998, by and between Care and COVR. Care's affiliates own all right, title, and interest in and to 1,374,998 shares or Common Stock, free and clear of all liens, claims, charges, security interests, options, encumbrances, or restrictions whatsoever.

     8.3 RIGHT TO SELL. Care has the absolute and unrestricted right, title, power, and authority to sell to Holder all right, title, and interest in and to the Option pursuant to this Agreement, to execute this Agreement, and to perform its obligations under this Agreement.

     8.4 AGREEMENT BINDING. Care has duly executed this Agreement as its own free act and deed, and this Agreement constitutes a valid and binding obligation of Care and is enforceable in accordance with its provisions except to the extent the same are limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors rights generally or by general equitable principles. The

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          execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, violate, or result in a breach of or acceleration of any payment under any of the terms and provisions, of or constitute a default under, the Articles of Incorporation or Association or by-laws of Care or under any indenture, mortgage, contract, instrument, or arrangement to which Care is a party or by which it or they are bound.

9. REPRESENTATION AND WARRANTIES OF HOLDER. Holder hereby represents and warrants to Care as follows:

     9.1 PURCHASER SOPHISTICATION. Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of the prospective investment and has the capacity to protect Holder's interest in this transaction.

     9.2 INVESTMENT. The Securities are for Holder's own account, and not for the account of any other person and not with a view to distribute to others and that no other person has or will have a direct or indirect beneficial interest in the Option.

     9.3 AGREEMENT BINDING. Holder has duly executed this Agreement as Holder's own free act and deed, and this Agreement constitutes the valid and binding obligation of Holder and is enforceable in accordance with its provisions, except to the extent the same are limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors rights generally or by general equitable principles. The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, violate, or result in a breach of or acceleration of any payment under any of the terms and provisions of, or constitute a default under, any indenture, mortgage, contract, instrument, or arrangement to which Holder is a party or by which Holder is bound.

10. SURVIVAL. All statements, representations, warranties or covenants and the indemnification contained in this Agreement shall survive the termination of this Agreement the exercise of the Option granted hereunder and any breach hereof.

11.  INDEMNIFICATION.

     11.1 Care shall indemnify and hold Holder harmless from and against any and all claims, demands, losses, judgments, causes of action, costs, expenses (including attorneys' fees and litigation expenses), and liabilities whatever arising out of or in connection with the breach of any warranty, representation, or covenant of Care contained in this Agreement.

     11.2 Holder shall indemnify and hold Care harmless from and against any and all claims, demands, losses, judgments, causes of action, costs, expenses (including attorneys' fees and litigation expenses), and liabilities whatsoever arising out of or

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          in connection with the breach of any warranty, representation, or covenant of Holder contained in this Agreement.

12. RESTRUCTURES. If any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of COVR's assets is effected in a way that holders of shares of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for such Common Stock, Holder will have the right, prior to consummation of such transaction, to acquire and receive (in lieu of or in addition to what Holder would have received upon exercise of such holder's stock option), such securities or assets as may be issued or payable with respect to the exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder's Option had such exchange not taken place.

13. ADDITIONALLY ACQUIRED STOCK. Care agrees that the term "Common Stock" as used herein shall include any and all other shares of capital stock of COVR, including voting, nonvoting, preferred or common acquired by Care at anytime during the option period provided in this Agreement.

14. ENCUMBRANCES. Except as otherwise disclosed herein, Care agrees not to encumber the Common Stock or Option, in any way, during the option period provided in this Agreement, and other similar agreements resulting from the Convertible Promissory Notes totaling $560,000, issued to others and to this Holder collectively, all as of September 30, 1998.

15. TAX EFFECT. Care agrees to cooperate with Holder in structuring the transactions contemplated herein to obtain the overall best tax effect for the Holder.

16. ENTIRE AGREEMENT. This Agreement comprises the entire agreement of the parties concerning the subject matter contained in this Agreement and supersedes all previous understandings, negotiations, discussions and agreements whether expressed in writing or orally.

17. GOVERNING LAW, JURISDICTION, VENUE. This Agreement shall be enforced and construed according to the laws of the State of Illinois without taking into account the impact of conflicts of laws as applied in Illinois. The Illinois courts, Federal or State, will have personal jurisdiction over the parties hereto for all claims, controversies or disputes arising out of or relating to this Agreement and the agreements contemplated hereby and venue will be in Cook County, Illinois.

18. NOTICES. All communications under this Agreement shall be in writing, shall be sent by telex or facsimile transmission (and confirmed by certified mail) or mailed by first class or express mail, postage prepaid to the address specified below, and shall be deemed to have been given when received or, if sent by prepaid certified mail, return receipt requested, within three
(3) business days of when so mailed:

     If to Care:                       If to Holder:
Care Corporation                       PARADIGM GROUP, L.L.C.
c/o Moore Stephens                     3000 Dundee Rd., Suite 105

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P.O. Box 236                           Northbrook, IL 60062
1st Island House
Peter Street
St. Helier, Jersey JE4 8SG
Channel Islands
Attention: Mr. Stephen Milsom

with a copy to:

Gardere & Wynne, L.L.P.
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Attention:  Randall G. Ray, Esq.

19. ASSIGNMENT. This Agreement shall benefit only the parties to this Agreement and may not be assigned without the prior written consent of the other parties.

20. ACCEPTANCE BY FACSIMILE. A facsimile copy of this Agreement, which includes the signature of all parties shall be legally binding and enforceable as if it was an original document.

21. AMBIGUITIES. Each party to this Agreement waives any common law, statutory, or equitable presumption against the drafter of contract ambiguities in a document.

22. SEVERABILITY. If any covenant or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law, administrative order, judicial decision or public policy, all other conditions, covenants, and provisions of this Agreement shall, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision unless expressly stated. This Agreement, in such circumstances, shall be deemed modified to the extent necessary to render enforceable the provisions of this Agreement and the parties grant to any court making a determination as to the illegality, invalidity or enforceability of any provision contained in this Agreement, the power and authority to modify the scope, duration or area, or all of them. Such provision shall be applicable in its modified form.

23. COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

24. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto to the same extent as if each such successor and assign were, in each case, named a party to this Agreement.

     Each of the undersigned understands and agrees to all of the provisions above and acknowledges receipt of a copy of this Agreement.

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     In Witness Whereof the Parties have executed this Agreement on the date written above.

PARADIGM GROUP
Holder                                 Care Corporation, Limited:

By: /s/ Aaron Fisher                   By: /s/ Ian Meredith
    ------------------------              ------------------------
    Managing Director

                                       Name: Ian Meredith
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                                       Title: Director
                                             ---------------------